Exhibit 99.1
DENBURY RESOURCES INC .
P R E S S   R E L E A S E
Denbury Resources Sets Records for Quarterly Production
and Cash Flow from Operations
Projects 25% Organic Growth in 2008
News Release
Released at 7:30 AM CDT
     DALLAS, November 1, 2007 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) today announced its third quarter 2007 financial and operating results. Production in the third quarter of 2007 of 45,720 BOE/d was another Company record and was a 22% increase over third quarter of 2006 production and a 9% sequential increase over second quarter 2007 production levels. Net cash flow provided by operations totaled $169.2 million during the third quarter of 2007, a second Company quarterly record, and a 25% increase over the third quarter of 2006 amount of $135.4 million. The Company also posted near-record earnings for the quarter of $68.0 million, or $0.56 per basic common share, as compared to earnings of $59.3 million, or $0.50 per basic common share, for the third quarter of 2006. Record high production levels, higher oil prices, and $11.6 million of incremental net cash receipts on the Company’s derivative contracts contributed to the positive 2007 third quarter results, partially offset by lower natural gas prices, higher overall expenses, and the effect of the $20.0 million differential in non-cash fair value adjustments associated with the Company’s commodity derivative contracts.
     On a nine month basis, net income was $147.2 million in the 2007 period, almost the same as the $147.3 million earned in the 2006 period. The higher production levels and $24.6 million of incremental cash receipts on the Company’s derivative contracts in 2007 were offset by higher overall expenses and the effect of the $21.7 million differential in non-cash fair value adjustments relating to the Company’s commodity derivative contracts.
     During the third quarter of 2007, the Company recorded a $5.4 million non-cash pre-tax mark-to-market charge to earnings on its 2007 natural gas swaps and 2007 and 2008 oil swaps. In comparison, the Company recorded a $14.6 million non-cash pre-tax gain to earnings in the third quarter of 2006 related to the oil swaps in place at that time and the decrease in oil prices between those quarter-ends.
     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the third quarter of 2007 increased 40% over third quarter of 2006, a more significant increase than the 15% increase in net income, primarily due to the negative incremental non-cash mark-to-market valuation adjustments included in the third quarter of 2007. Adjusted cash flow from operations for the third quarter of 2007 was $166.8 million, as compared to third quarter 2006 adjusted cash flow from operations of $119.0 million. Net cash flow provided by operations, the GAAP measure, totaled $169.2 million during the third quarter of 2007, as compared to $135.4 million for the same measure during the third quarter of 2006. Adjusted cash flow and cash flow from operations differ in that the latter measure includes the changes in receivables, accounts payable and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure).
Production
     Production for the quarter was 45,720 BOE/d, a 22% increase over third quarter 2006 average production of 37,561 BOE/d and a 9% sequential increase over second quarter 2007 production levels. Oil production from the Company’s tertiary operations averaged 16,101 BOE/d in the third quarter of 2007, a 59% increase over 2006 third quarter average tertiary production levels, and an 18% sequential increase over second quarter 2007 average tertiary production of 13,683 BOE/d. Production from the three new floods in Phase II (Soso, Eucutta and Martinville) contributed 3,962 BOE/d (approximately two-thirds) of the increase over the third quarter of 2006 levels, with the balance from all of our Phase I fields except for Little Creek Field, which is on a gradual decline.
     Average production from the Barnett Shale increased 103% to 10,063 BOE/d in the third quarter of 2007 as compared to 4,952 BOE/d produced there during the third quarter of 2006, and increased 20% sequentially over the second quarter of 2007 Barnett Shale average rate of 8,368 BOE/d, due to the Company’s successful drilling activity over the last year. During 2006, the Company drilled 46 horizontal wells in the Barnett Shale and in the first nine months of 2007 drilled and completed 31 additional wells. Since the second quarter, the Company has had three rigs working in this area and plans to maintain this level of activity through the end of 2007 and likely throughout 2008. Consequently, the Company anticipates that its rate of production growth in the Barnett Shale will slow based on current forecasts based on average production to date, current completion techniques and the expected level of drilling activity.
     Partially offsetting higher production from the Company’s tertiary operations and Barnett Shale was a decline in the Company’s onshore Louisiana production, which averaged 5,546 BOE/d during the third quarter of 2007, as compared to 8,221 BOE/d during the third quarter of 2006. Production in this area did increase slightly over the 5,391 BOE/d produced during the second quarter of 2007. The Louisiana decline rates are normal and expected for reservoirs in this area. Production during the third quarter of 2007 attributable to the Louisiana properties that are under contract for sale totaled 5,031 BOE/d (85% natural gas).
Third Quarter 2007 Financial Results
     Oil and natural gas revenues increased 32% between the respective third quarters as the higher production levels increased revenues by 22% and higher commodity prices increased revenue by 10%. The Company collected $9.4 million on its derivative contract settlements in the third quarter of 2007 as compared to cash payments made of $2.2 million on derivative contracts during the third quarter of 2006.
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) were significantly better in 2007’s third quarter than in the 2006 period, but not as positive as in the second quarter of 2007, as the market began to return to a more normal state during the third quarter. Oil price differentials during the third quarter of 2007 averaged $2.91 per Bbl less than NYMEX prices, as compared to $6.69 per Bbl below NYMEX prices during the third quarter of 2006 and $1.61 per Bbl below NYMEX prices during the second quarter of 2007.

Based on October 2007 differentials, we would expect the Company’s oil price differentials to return to more historic levels during the fourth quarter.
     The Company’s average NYMEX natural gas differential was a negative variance of $0.10 per Mcf in the third quarter of 2007 as compared to a positive variance of $0.24 per Mcf during the third quarter of 2006.
     Lease operating expenses decreased 6% per BOE in the third quarter of 2007 as compared to the second quarter of 2007 as the higher production more than offset the increase in gross expenses. On a comparable third quarter basis, lease operating expenses increased on both a per BOE basis and on an absolute dollar basis. Lease operating expenses averaged $14.10 per BOE in the third quarter of 2007, up from $12.22 per BOE in the third quarter of 2006. The increase over prior year’s third quarter level was primarily a result of (i) the Company’s increasing emphasis on tertiary operations with their generally higher operating costs, (ii) higher overall industry costs, (iii) the timing impact of the continued expansion of the Company’s tertiary operations in which the cost of CO2 injection and other operating costs are expensed, and (iv) additional lease payments for certain of our new tertiary operating facilities.
     General and administrative expenses decreased 11% on a per BOE basis between the two third quarter periods, averaging $2.74 per BOE in the third quarter of 2007, down from $3.07 per BOE in the prior year’s third quarter. The decrease is largely attributable to the significant increase in production and a $750,000 non-recurring charge to earnings in the 2006 third quarter related to the retirement of the Company’s former Vice President of Marketing. Partially offsetting this decrease are increases related to higher personnel costs due to salary increases and continued growth in the Company’s total number of employees.
     Interest expense increased 72% to $8.6 million in the third quarter of 2007 as a result of a 63% increase in average debt levels between the respective third quarters. The debt levels increased to fund property acquisitions in 2006 and 2007 and to fund the Company’s capital spending which is higher than the Company’s cash flow from operations. The Company’s capitalized interest was $5.4 million for the third quarter of 2007 as compared to $3.7 million in the third quarter of 2006, the increase due primarily to the significant increase in unevaluated properties during 2006 and 2007.
     Depreciation, depletion and amortization expense (“DD&A”) on the Company’s oil and natural gas properties increased to $11.43 per BOE, a 6% increase over the third quarter 2006 rate of $10.81 per BOE, and a 4% sequential increase over the second quarter 2007 rate of $10.94 per BOE, primarily due to rising costs. In the third quarter of 2007, the additional capital spending and incremental future development costs more than offset the higher reserves, causing a slight sequential increase in the DD&A rate from the second quarter. In addition to the DD&A on oil and natural gas properties, the Company incurred an average of $1.12 per BOE for DD&A on its CO2 and other fixed assets for the third quarter of 2007, almost the same as the average of $1.11 per BOE incurred in the third quarter of 2006.

Outlook
     Primarily as a result of the strong production results from the Barnett Shale and later than anticipated timing on the Company’s Louisiana property sale, the Company is increasing its production guidance for 2007 to 42,500 BOE/d, an increase of 500 BOE/d. The revised guidance represents total growth of approximately 16% over average 2006 production levels. The revised guidance assumes that the sale of the Company’s Louisiana properties closes in early December of 2007. The Company’s 2007 tertiary production guidance remains unchanged at a projected average of 14,750 BOE/d, a projected 46% increase over average 2006 tertiary production levels.
     Denbury’s 2007 development and exploration budget is currently approximately $700 million, of which approximately 60% is related to tertiary operations. Any acquisitions made by the Company would be in addition to these current capital budget amounts. Denbury’s preliminary 2008 capital budget (excluding acquisitions) is $900 million, which includes $325 million allocated to CO2 pipelines. Over 50% of the $575 million remaining budget is currently targeted for other tertiary related operations, and over 25% for the Barnett Shale, with the balance to be spent in other areas.
     The Company preliminarily anticipates that its 2008 tertiary average production will be between 22,000 BOE/d and 25,000 BOE/d, an increase of 59% over estimated 2007 tertiary averages, based on the mid-point of 2008’s forecasted range. The Company’s estimated total production for 2008, using that same tertiary production mid-point and excluding the Louisiana properties currently under contract and expected to be sold in 2007, is projected to be approximately 47,500 BOE/d, a projected organic growth rate of over 25%. The Company plans to provide more details regarding its 2008 plans and projections at its analyst meeting on Wednesday, November 7, 2007.
     Denbury’s total debt (principal amount excluding capital leases) as of October 31, 2007 was approximately $765 million, consisting of $525 million of subordinated debt and $240 million of bank debt outstanding on the Company’s $500 million borrowing base.
     Gareth Roberts, Chief Executive Officer, said: “This quarter, our incremental oil production from our Phase II in East Mississippi anchored the growth in our tertiary program. We are pleased to be right on track with our 2007 tertiary forecast, having left the guidance unchanged since a year ago. We continue to believe we have one of the strongest organic growth models in our industry, as evidenced by our projected 25% increase in total production for 2008 outlined above, driven by our projected 59% increase in tertiary oil production.”
     “We continue to expand our CO2 pipeline infrastructure and expect to have our Jackson Dome to Tinsley CO2 pipeline operational by year-end. We expect a delay of a few months in the conversion to CO2 service of the natural gas pipeline which runs to Cranfield Field, as a recent evaluation of the line indicated more repairs are required than originally projected. We are finalizing our order for the steel for the planned CO2 pipeline which will run from Southern Louisiana to Hastings Field (the Green Pipeline), and right-of-way work and other planning is ongoing for that line. Our target for completion of the Green Pipeline is year-end 2009. While we are extremely busy and still have occasional issues with shortages of goods and services in our industry, we continue to improve our management of that process, and are generally on schedule.”
     “Work is progressing on the planned “drop-down” of CO2 pipelines to Genesis Energy, L.P. and we would expect to close those transactions by year-end. That, coupled with the recently announced agreement to sell our Louisiana natural gas assets, should give us the funds to repay our bank debt and end 2007 with significant cash. That cash, plus another planned “drop-down” of assets to Genesis late in 2008, should fund the anticipated deficit between our preliminary 2008 capital program and our 2008 projected cash flow. Our program is working, our plans and strategy have not changed, and we continue to be enthusiastic about the future.”
Conference Call
     The public is invited to listen to the Company’s conference call set for today, November 1, 2007 at 10:00 A.M. CDT. The call will be broadcast live over the Internet at the Company’s web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on the Denbury web site for approximately 30 days and will also be available for playback for one month by dialing 888-203-1112 or 719-457-0820, passcode 2103409.
Financial and Statistical Data Tables
     Following are financial highlights for the comparative three and nine month periods ended September 30, 2007 and 2006. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted at 6:1.

THIRD QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Three Months Ended
	September 30,		Percentage
	2007	2006	Change
Revenues:
Oil sales	190,685	138,172	+	38%
Gas sales	57,528	49,626	+	16%
CO2 sales and transportation fees	3,594	2,687	+	34%
Interest and other income	1,702	1,716	–	1%

Total revenues	253,509	192,201	+	32%

Expenses:
Lease operating expenses	59,323	42,225	+	40%
Production taxes and marketing expenses	12,676	9,749	+	30%
CO2 operating expenses	1,304	842	+	55%
General and administrative	11,541	10,599	+	9%
Interest, net	8,628	5,009	+	72%
Depletion and depreciation	52,797	41,188	+	28%
Commodity derivative income	(3,973)	(12,375)	–	68%

Total expenses	142,296	97,237	+	46%

Income before income taxes	111,213	94,964	+	17%

Income tax provision
Current income taxes	5,197	5,419	–	4%
Deferred income taxes	38,028	30,251	+	26%

NET INCOME	67,988	59,294	+	15%

Net income per common share:
Basic	0.56	0.50	+	12%
Diluted	0.54	0.48	+	13%

Weighted average common shares:
Basic	120,434	117,917	+	2%
Diluted	125,225	123,966	+	1%

Production (daily — net of royalties):
Oil (barrels)	28,680	23,468	+	22%
Gas (mcf)	102,239	84,557	+	21%
BOE(6:1)	45,720	37,561	+	22%

Unit sales price (including derivative settlements):
Oil (per barrel)	71.12	62.97	+	13%
Gas (per mcf)	7.44	6.38	+	17%
BOE(6:1)	61.25	53.71	+	14%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	72.27	64.00	+	13%
Gas (per mcf)	6.12	6.38	–	4%
BOE(6:1)	59.01	54.35	+	9%

	Three Months Ended
	September 30,		Percentage
	2007	2006	Change

Oil and gas derivative contracts
Cash receipt (payment) on settlements	9,414	(2,207)	+	>100%
Non-cash fair value adjustment income (expense)	(5,441)	14,582	–	>100%

Total income (expense) from contracts	3,973	12,375	–	68%

Non-GAAP Financial Measure (1)
Adjusted cash flow from operations (non-GAAP measure)	166,776	118,983	+	40%
Net change in assets and liabilities relating to operations	2,438	16,382	–	85%

Cash flow from operations (GAAP measure)	169,214	135,365	+	25%

Oil & gas capital investments	168,853	128,202	+	32%
CO2 capital investments	33,981	14,450	+	>100%
Proceeds from sales of properties	127	5,893	–	98%

BOE data (6:1)
Oil and natural gas revenues	59.01	54.35	+	9%
Gain (loss) on settlements of derivative contracts	2.24	(0.64)	+	>100%
Lease operating expenses	(14.10)	(12.22)	+	15%
Production taxes and marketing expense	(3.01)	(2.82)	+	7%

Production netback	44.14	38.67	+	14%
Non-tertiary CO2 operating margin	0.54	0.53	+	2%
General and administrative	(2.74)	(3.07)	–	11%
Net cash interest expense	(1.61)	(0.92)	+	75%
Current income taxes and other	(0.68)	(0.78)	–	13%
Changes in asset and liabilities relating to operations	0.58	4.74	–	88%

Cash flow from operations	40.23	39.17	+	3%

(1)	See “Non-GAAP Measures” at the end of this report.

NINE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Nine Months Ended
	September 30,		Percentage
	2007	2006	Change
Revenues:
Oil sales	459,995	387,731	+	19%
Gas sales	174,831	165,014	+	6%
CO2 sales and transportation fees	10,079	7,049	+	43%
Interest and other income	5,269	5,119	+	3%

Total revenues	650,174	564,913	+	15%

Expenses:
Lease operating expenses	167,087	120,148	+	39%
Production taxes and marketing expenses	33,266	27,272	+	22%
CO2 operating expenses	3,211	2,272	+	41%
General and administrative	34,669	35,040	–	1%
Interest, net	23,059	19,014	+	21%
Depletion and depreciation	140,059	110,083	+	27%
Commodity derivative expense	7,885	10,784	–	27%

Total expenses	409,236	324,613	+	26%

Income before income taxes	240,938	240,300		–

Income tax provision
Current income taxes	14,158	12,856	+	10%
Deferred income taxes	79,609	80,110	–	1%

NET INCOME	147,171	147,334		–

Net income per common share:
Basic	1.23	1.27	–	3%
Diluted	1.17	1.20	–	3%

Weighted average common shares:
Basic	119,745	115,864	+	3%
Diluted	125,405	123,055	+	2%

Production (daily — net of royalties):
Oil (barrels)	26,319	23,018	+	14%
Gas (mcf)	94,129	82,912	+	14%
BOE(6:1)	42,007	36,837	+	14%

Unit sales price (including derivative settlements):
Oil (per barrel)	63.46	60.88	+	4%
Gas (per mcf)	7.71	7.29	+	6%
BOE(6:1)	57.05	54.44	+	5%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	64.02	61.70	+	4%
Gas (per mcf)	6.80	7.29	–	7%
BOE(6:1)	55.36	54.96	+	1%

	Nine Months Ended
	September 30,		Percentage
	2007	2006	Change

Oil and gas derivative contracts
Cash receipt (payment) on settlements	19,384	(5,187)	+	>100%
Non-cash fair value adjustment income (expense)	(27,269)	(5,597)	–	>100%

Total income (expense) from contracts	(7,885)	(10,784)	+	27%

Non-GAAP Financial Measure: (1)
Adjusted cash flow from operations (non-GAAP measure)	401,496	355,625	+	13%
Net change in assets and liabilities relating to operations	(36,685)	(11,331)	+	>100%

Cash flow from operations (GAAP measure)	364,811	344,294	+	6%

Oil & gas capital investments	514,822	692,638	–	26%
CO2 capital investments	102,408	42,617	+	>100%
Proceeds from sales of properties	5,967	7,931	–	25%

Cash and cash equivalents	39,414	28,924	+	36%
Total assets	2,674,364	1,961,644	+	36%
Total long-term debt (excluding discount, premium & capital leases)	755,000	445,000	+	70%
Total stockholders’ equity	1,290,480	1,043,980	+	24%

BOE data (6:1)
Oil and natural gas revenues	55.36	54.96	+	1%
Gain (loss) on settlements of derivative contracts	1.69	(0.52)	–	>100%
Lease operating expenses	(14.57)	(11.95)	+	22%
Production taxes and marketing expense	(2.90)	(2.71)	+	7%

Production netback	39.58	39.78	–	1%
Non-tertiary CO2 operating margin	0.60	0.48	+	25%
General and administrative	(3.02)	(3.48)	–	13%
Net cash interest expense	(1.49)	(1.38)	+	8%
Current income taxes and other	(0.66)	(0.04)	+	>100%
Changes in asset and liabilities relating to operations	(3.20)	(1.12)	+	>100%

Cash flow from operations	31.81	34.24	–	7%

(1)	See “Non-GAAP Measures” at the end of this report.
Non-GAAP Measures
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period. Adjusted cash flow from operations is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows. For a further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Results” in the Company’s latest Form 10-Q or Form 10-K.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage onshore Alabama, in the Barnett Shale play near Fort Worth, Texas, and properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company’s proved and probable reserves, the Company’s potential reserves from its tertiary operations, forecasted production levels relating to the Company’s tertiary operations and overall production levels, estimated capital expenditures for 2007, pricing assumptions based on current and projected oil and natural gas prices, anticipated transactions, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com